EXHIBIT 99.01
Diamond Foods Reports Fiscal 2006 Third Quarter Results
•	Total sales of $67.8 million for the quarter

•	Snack sales increase approximately 25%

•	Conference Call Today at 4:30 p.m. Eastern Time
STOCKTON, Calif., June 7— Diamond Foods, Inc. (Nasdaq: DMND — News), a leading branded food company specializing in processing, marketing and distributing culinary and snack products under the Diamond of California and Emerald brands, today reported financial results for its fiscal 2006 third quarter ended April 30, 2006. These results were in line with the preliminary results for the quarter provided on May 9, 2006.
For the three months ended April 30, 2006, net sales were $67.8 million, GAAP fully-diluted loss per share was $0.20 and non-GAAP fully diluted loss per share was $0.16. For the nine months ended April 30, 2006, net sales were $370.0 million, GAAP fully-diluted earnings per share (EPS) was $0.25 and non- GAAP fully-diluted EPS was $0.47. Non-GAAP loss per share and EPS excludes a previously disclosed one time charge to cost of sales in the first quarter of fiscal 2006 resulting from Diamond’s conversion from a cooperative to a public company. This charge relates to the use of net realizable value accounting for certain inventories prior to August 1, 2005. Non-GAAP loss per share and EPS also excludes stock-based compensation expense. Further details are provided below under the heading “About Non- GAAP Financial Measures.” EPS is not presented for the comparable 2005 periods since the Company was a cooperative association consisting only of member interests and there were no shares outstanding prior to Diamond’s July 2005 initial public offering.
“Due to seasonality, our third quarter is typically the lowest quarter of the fiscal year for sales and earnings,” said Michael J. Mendes, President and CEO. “While we continue to expect our North American retail sales to be the growth engine going forward, sales were relatively flat this quarter compared to last year. This slowdown in growth was primarily due to the timing of new customer and channel expansion for the Emerald snack product line and to timing factors for our culinary business. Retail sales of our Diamond culinary products for the last fifty-two weeks grew at a rate that was more than twice the overall market.”
“We expect to see growth of our retail sales in the fourth quarter and are confident we can achieve 18% year-over-year growth in the retail business.” Mr. Mendes continued. “Although Emerald product sales grew about 25% this quarter, based upon our recent successes in expanding our distribution channels we believe we are well positioned to achieve our guidance of between $33 and $36 million in sales for Emerald for the full fiscal year. In line with our plan, we are focusing much of our efforts on our North American retail business in general and snack product sales more specifically, and have continued to make progress toward reducing our reliance on lower margin ingredient and international sales. As a result, gross margins increased this year compared with last year.”

Recent Financial and Corporate Development Highlights
•	Acquired certain assets of Harmony Foods Corporation in May 2006. Among the assets acquired is Harmony’s strategically located processing and packaging plant in Indiana. This 187,000 square foot facility has capacity to produce products such as trail mixes, specialty dried fruits, nuts and seeds, sweet snacks and organic snacks, which are available in multiple packaging options including resealable single and multiple serve bags, deli cups and self-serve produce bins.

•	Expanded Emerald distribution as follows:
°	Publix, an 850 store grocery chain, has accepted seven new items;

°	Target has accepted three new items for its 1,200 regular stores and five new items for its 187 SuperTarget stores. Target now has a total of five items in its regular stores and nine items in its SuperTarget stores;

°	Nash Finch, a distributor for 1,100 stores, has accepted eight new items for a total of ten Emerald items in two distribution centers and eight items in six distribution centers;

°	Albertsons’ Intermountain Division has accepted the new Smoked Almond products as well as 3 trail mix products. Albertsons’ Intermountain Division now has a total of thirteen Emerald items.
Fiscal 2006 Outlook
As previously disclosed, Diamond is providing the following guidance for its full fiscal year 2006:

Net sales	$471 million to $478 million
Earnings per share-fully diluted-GAAP	$0.27 to $0.33
Earnings per share-fully diluted-Non-GAAP	$0.56 to $0.62
•	Net sales and earnings per share for fiscal 2006 include the projected results of Harmony from the date of acquisition in May 2006, including approximately $6 million of net sales.

•	Non-GAAP earnings per share excludes the impacts of (a) stock-based compensation, (b) a one-time charge to cost of sales in the first quarter of fiscal 2006 as a result of the conversion from a cooperative, (c) restructuring and related charges, and (d) an inventory step-up charge to cost of sales for the fair value of inventory acquired which will occur in the fourth quarter of fiscal 2006 and in fiscal 2007 as the acquired Harmony inventory is sold.
Additionally, for fiscal 2006, Diamond expects:
•	Sales of its Emerald snack products to be approximately $33 million to $36 million;

•	North American Retail sales (excluding Harmony products) to grow approximately 18% over fiscal 2005; and

•	North American Ingredient and International sales to decline approximately 15% to 17% from fiscal 2005.
Furthermore, Diamond expects the acquisition of Harmony to be $0.05 to $0.07 per share dilutive on a GAAP basis for the fourth quarter (excluding the impact of the inventory step-up charge) and $0.02 to $0.04 per share dilutive on a non-GAAP basis (excluding restructuring and other charges and inventory step up charge) for the fourth quarter.

Financial Results
Gross margin was 12.4% and 6.2% for the three months ended April 30, 2006 and 2005, respectively. (Fiscal 2005 data is presented on a supplemental basis, as discussed below.)
Selling, general and administrative expense for the three months ended April 30, 2006 was $8.2 million compared to $7.2 million for the prior year comparable period. Selling, general and administrative expenses as a percentage of net sales were 12.0% in 2006 compared to 9.0% in 2005. Selling, general and administrative expense for the three months ended April 30, 2006 included stock-based compensation charges of $0.9 million. There was no such charge in the prior year. Advertising expense for the three months ended April 30, 2006 was $5.4 million compared to $4.1 million for the prior year comparable period.
Net interest income for the three months ended April 30, 2006 was $0.1 million compared to net interest expense of $1.1 million in the prior year comparable period, reflecting reduced borrowing due to repayment of indebtedness and utilization of cash from the July 2005 initial public offering to fund working capital requirements.
As of April 30, 2006, Diamond had approximately $20.2 million in cash and cash equivalents, no short-term borrowings, and 15.7 million common shares issued and outstanding.
Conference Call
Diamond will host a conference call and webcast today, June 7, 2006 at 4:30 p.m. Eastern Time to discuss fiscal third quarter 2006 results and recent corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2142 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through June 14, 2006 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11058658#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.

Financial Statements
Diamond’s financial results for the three and nine months ended April 30, 2006 and 2005 were as follows (in thousands, except per share amounts):

	Statements of		Statements of
	Operations		Net Proceeds *
	Three	Nine	Three	Nine
	months	months	months	months
	ended	ended	ended	ended
	April 30, 2006		April 30, 2005
Net sales and other revenues	$67,798	$370,015	$79,633	$364,879
Patronage inventory at beginning of period	—	—	(153,041)	(101,403)
Patronage inventory at end of period	—	—	115,148	115,148

Net sales (2006)/ Gross marketing pool proceeds (2005)	67,798	370,015	41,740	378,624

Cost of sales	59,370	317,436	33,004	147,734
Cost of sales-NRV amount	—	2,770	—	—

Total cost of sales	59,370	320,206	33,004	147,734

Gross margin (2006)/ Proceeds before operating expenses (2005)	8,428	49,809	8,736	230,890
Operating expenses:
Selling, general and administrative (includes $906 and $2,797 for the three and nine months ended April 30, 2006 of stock-based compensation)	8,168	26,356	7,190	25,107
Advertising	5,399	16,286	4,113	18,496

Total operating expenses	13,567	42,642	11,303	43,603

Income (loss) from operations (2006)/Operating proceeds (deficiency) (2005)	(5,139)	7,167	(2,567)	187,287
Interest expense (income), net	(61)	211	1,114	3,236
Conversion costs	—	—	56	245
Other	116	332	—	—

Income (loss) before income tax expense (2006)/Proceeds (deficiency) before income tax expense (2005)	(5,194)	6,624	(3,737)	183,806
Income tax expense (benefit)	(2,019)	2,648	(505)	(2,003)

Net income (loss) (2006)/Net proceeds (deficiency) (2005)	$(3,175)	$3,976	$(3,232)	$185,809

Earnings (loss) per share:
Basic	$(0.20)	$0.25
Fully-diluted	$(0.20)	$0.25

Shares used to compute earnings (loss) per share:
Basic	15,668	15,604
Fully-diluted	15,668	15,630

*	Diamond conducted its business as an agricultural cooperative association prior to its initial public offering in July 2005. The financial statements for periods through July 31, 2005 include a statement of net proceeds prepared in accordance with GAAP for agricultural cooperative associations, rather than a statement of operations. Net proceeds are amounts distributable to member growers, and include net income or loss from sales of nuts other than walnuts. Net proceeds do not include any deduction for the cost of member walnuts sold during the period. Subsequent to July 31, 2005, Diamond’s financial statements are prepared in accordance with GAAP for companies that are not cooperative associations and include the cost of walnuts sold as part of cost of sales. EPS is not presented for periods in 2005 since the cooperative association consisted only of member interests and there were no shares outstanding.

Net sales were as follows (in thousands):

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Culinary	$29,893	$31,127	$153,395	$132,841
Snack	5,610	4,537	24,110	14,211
Inshell	(560)	(265)	43,603	41,450

Total North American Retail	34,943	35,399	221,108	188,502
International	15,585	21,483	84,921	97,415
North American
Ingredient/Food Service	16,461	21,436	61,272	75,699
Other	809	1,315	2,714	3,263

Total	$67,798	$79,633	$370,015	$364,879

Supplemental and Non-GAAP Financial Information
Diamond has provided the following supplemental and non-GAAP financial information for the three and nine month periods ended April 30, 2006 and 2005, which excludes a one-time charge to cost of sales in the first quarter of fiscal 2006 as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as those inventories were sold, the amount charged to cost of goods sold was higher.
Furthermore, beginning August 1, 2005, Diamond’s cost basis for walnuts is the price it pays for walnuts. For the three and nine months ended April 30, 2005, the following supplemental financial information, including estimated walnut acquisition costs, is presented for purposes of comparing Diamond’s financial results in 2006 to 2005. Estimated walnut acquisition costs are based on the “field price” reported by the California Statistical Office of the USDA National Agricultural Statistics Service, or CASS, for each related crop year. Diamond believes this information is the only available measure of industry-wide walnut acquisition costs. Diamond cannot determine an actual cost basis for walnuts acquired and sold in historical periods. In addition, Diamond:
•	is unable to determine retroactively what it would have paid for walnuts in prior years had it not been a cooperative;

•	is unable to determine whether what it would have paid for walnuts would approximate amounts paid to other growers by other processors as reflected in the CASS statistics;

•	is limited by the level of detail provided by the CASS statistics; and

•	cannot ensure that the cost of sales amounts implied by the CASS statistics are representative of future cost of sales amounts.
Diamond has not undertaken any effort to validate the accuracy of the CASS statistics.

The non-GAAP financial information for 2006 also excludes the effects of stock based compensation.

	Three months ended April 30,		Nine months ended April 30,
	2006	2005	2006	2005
	(non-GAAP)	(supplemental)	(non-GAAP)	(supplemental)
(in thousands)	(unaudited)		(unaudited)
Net sales and other revenues	$67,798	$79,633	$370,015	$364,879
Cost of sales	59,370	74,708	317,436	320,910

Gross margin	8,428	4,925	52,579	43,969

Operating expenses:
Selling, general and administrative	7,262	7,190	23,559	25,107
Advertising	5,399	4,113	16,286	18,496

Total operating expenses	12,661	11,303	39,845	43,603

Operating income (loss)	(4,233)	(6,378)	12,734	366
Interest expense (income), net	(61)	1,114	211	3,236
Other	116	56	332	245

Income (loss) before income tax expense	$(4,288)	$(7,548)	$12,191	$(3,115)

Reconciliations of GAAP to non-GAAP and supplemental information (in thousands, except per share amounts):

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
GAAP cost of sales		$33,004	$320,206	$147,734
Adjustment to remove one time impact of accounting for certain inventories on NRV basis		—	(2,770)	—
Adjustment to convert walnut inventories from crop year pool and NRV accounting to cost basis accounting and to record estimated walnut cost of goods sold		41,704	—	173,176

Non-GAAP/supplemental cost of sales		$74,708	$317,436	$320,910

GAAP selling, general and administrative expense	$8,168		$26,356
Adjustment for stock-based compensation	(906)		(2,797)

Non-GAAP selling, general and administrative expense	$7,262		$23,559

GAAP income (loss) before income tax expense	$(5,194)		$6,624

Adjustment for stock-based compensation	906		2,797
Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—		2,770

Non-GAAP income (loss) before income tax expense (benefit)	(4,288)		12,191
Non-GAAP income tax expense (benefit)	(1,715)		4,876

Non-GAAP net income (loss)	$(2,573)		$7,315

Non-GAAP earnings (loss) per share-fully diluted	$(0.16)		$0.47
Shares used in computing non-GAAP earnings (loss) per share-fully diluted	15,668		15,630

Guidance for
Fiscal 2006
GAAP net income per share	$0.27 to $0.33
Adjustments:
Impact of NRV accounting for inventories	0.11
Share-based compensation expense	0.13 to 0.16
Restructuring and related costs	0.03

Non-GAAP net income per share	$0.56 to $0.62

About Diamond’s supplemental and non-GAAP Financial Measures. This release contains supplemental and non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP measures also facilitates comparison of results for current periods and business outlook for future periods. Diamond non-GAAP measures include the following adjustments:
•	Diamond excludes share-based compensation expense, including expense for stock options under SFAS 123(R) primarily because they are non-cash expenses that Diamond does not consider part of ongoing operating results when assessing the performance of the business, and excluding these expenses facilitates comparison of results for fiscal 2006 to prior periods. Diamond believes that because share-based compensation is non-cash in nature, excluding these amounts from non-GAAP EPS provides a more focused view of the business operations and improves comparability across periods. Share-based compensation is difficult to forecast, because the magnitude of the charge depends upon the volume and timing of equity grants — which are unpredictable and can vary dramatically from period to period — and external factors such as interest rates and the trading price and volatility of our common stock.

•	Diamond excludes a one-time charge that it incurred in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.

•	Diamond includes the estimated cost of walnuts received from members in 2005. Diamond’s management believes that information is useful to investors because Diamond’s financial statements for periods after July 31, 2005 include walnut acquisition costs that were not included in its financial statements for earlier periods. Accordingly, gross margins after this date will be materially different than those reported in the historical cooperative financial statements.

Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (7) Our recent acquisition of assets from Harmony Foods Corporation, and the closing of a facility in Lemont, Illinois, could be more time-consuming than we expect or involve unexpected costs, and we may not realize expected synergies or cost savings from the acquisition. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.